UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person *

Gabelli, Mario, J.

2.  Issuer Name and Ticker or Trading Symbol

Gabelli Conv & Inc Sec Fund / GCV

6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)

__X__ Director	  __X__ 10% owner

__X__ Officer 	  _____ Other
		(give title / specify below)

President & CIO
(Last)		(First) 	(Middle)



One Corporate Center

3.  I.R.S Identification
Number of Reporting
Person, if an entity
(Voluntary)
4.  Statement for
Month/Year

Dec-2002

(Street)



Rye		NY		10580-1422


5.  If Amendment,
Date of
Original
(Month/Year)


7.  Individual or Joint/Group Filing
(Check Applicable Line)

__X_ Form filed by One Reporting Person
____ Form filed by More than One Reporting Person
(City)		(State)		(Zip)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.  Title of Security
(Instr. 3)
2.  Trans-
action
Date

3.  Trans-
action
Code
(Instr
8)
4.  Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)
5. Amount of
Securities
Beneficially
Owned at
End of
Month
(Instr. 3
and 4)
6. Owner-
ship
Form:
Direct
(D) or
Indirect
(I)
(Instr. 4)
7. Nature
of In-
direct
Bene-
ficial
Owner-
ship
(Instr.
4)

(Month/
Day/
Year)



Code


V


Amount

(A) or
(D)


Price



Common Stock, Par Value $0.001
12/18/02

X

51,894
A
$8.00
207,571
D

Common Stock, Par Value $0.001
12/18/02

X

8,189
A
$8.00
32,756
I
Nephew 2
Common Stock, Par Value $0.001
12/18/02

X

5,205
A
$8.00
20,818
I
Niece 2
Common Stock, Par Value $0.001
12/18/02

X

3,334
A
$8.00
13,334
I
Family
Part'shp
Common Stock, Par Value $0.001
12/18/02

X

51,700
A
$8.00
206,800
I
Gabelli
Secritse
Common Stock, Par Value $0.001
12/18/02

X

192,598
A
$8.00
770,390
I
Gabelli
GCP 3
Common Stock, Par Value $0.001
12/18/02

X

19,562
A
$8.00
78,248
I
Gabelli
PSP 3

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, See Instruction 4(b)(v).



FORM 4 (continued)
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)



1.
Title of
Derivative
Security
(Instr. 3)
2.
Conver-
sion or
Exercise
Price of
Deriv-
ative
Security
3.
Trans-
Action
Date

(Month/Day
/Year)

4.
Trans-
action
Code





(Instr.
8)
5.
Number of
Derivative
Securities
Acquired
(A)
Or
Disposed
Of (D)

(Instr. 3,
4 and 5)
6.
Date Exer-
cisable and Expiration
Date



(Month/Day/
Year)
7.
Title and
Amount of
Underlying
Securities


8.
Price
of
Deriv-
ative
Secur-
ity


(Instr.
5)
9.
Number
of Deriv-
ative
Secur-
ities
Bene-
ficially
Owned
at End
Of
Month

(Instr.
4)
10.
Owner-
ship Form
Of De-
rivative
Security:
Direct
(D) or
Indirect
(I)


(Instr.
4)
11.
Nature
of In-
direct
Bene-
ficial
Owner-
Ship




(Instr. 4)






Code


V


(A)


(D)
Date
Exer-
cisable
Expira-
tion
Date
Title
Amount
or
Number
of
Shares




Purchase
Rights
$8.00
12/18/02

X



11/14/02
12/17/02
Common
Stock
51,894

0
D


Purchase
Rights
$8.00
12/18/02

X



11/14/02
12/17/02
Common
Stock
8,189

0
I
Nephew

Purchase
Rights
$8.00
12/18/02

X



11/14/02
12/17/02
Common
Stock
5,205

0
I
Niece

Purchase
Rights
$8.00
12/18/02

X



11/14/02
12/17/02
Common
Stock
3,334

0
I
Family
Part'shp
Purchase
Rights
$8.00
12/18/02

X



11/14/02
12/17/02
Common
Stock
51,700

0
I
Gabelli
Secritse
Purchase
Rights
$8.00
12/18/02

X



11/14/02
12/17/02
Common
Stock
192,598

0
I
Gabelli
GCP
Purchase
Rights
$8.00
12/18/02

X



11/14/02
12/17/02
Common
Stock
19,562

0
I
Gabelli
PSP


Explanation of Responses:
(1) Represents shares received in the primary subscription in connection with the issuer's rights offering.
(2) Owned by custodial accounts, the custodian of which is the reporting person and the beneficiaries of which are the niece and nephew of the reporting person.
(3) Mr. Gabelli has less than a 100% interest in this entity. The securities reported reflect the total amount of securities beneficially owned by this entity, which is greater than Mr. Gabelli's indirect pecuniary interest. Mr. Gabelli hereby disclaims beneficial ownership of the shares held by this entity which are in excess of his indirect pecuniary interest.



/s/ James E. McKee

12/20/02
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this form, one of which must be manually signed.
	If space provided is insufficient, see
Instruction 6 for procedure.

** Signature of Reporting Person

Mario J. Gabelli
By:  James E. McKee
     Attorney - in - Fact


Date


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